Exhibit (a)(3)

Value Line Income and Growth Fund, Inc.

ARTICLES OF AMENDMENT

Value Line Income and Growth Fund, Inc., a Maryland corporation (hereinafter the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation, dated November 11, 1971, as amended on May 28, 1976 and April 19, 1999 and supplemented on September 22, 2011 and August 18, 2015 (collectively, the “Articles”), are hereby amended, effective on or shortly after January 19, 2018, by striking out Article II and inserting in lieu thereof the following:

The name of the corporation is Value Line Capital Appreciation Fund, Inc.

SECOND: The amendment of the Articles as hereinabove set forth has been duly approved by the board of directors of the Corporation.

IN WITNESS WHEREOF, The Corporation has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary on the 10th day of January, 2018.

We, the undersigned Present and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act.

Value Line Income and Growth Fund, Inc.

/s/ Mitchell Appel

Mitchell Appel

President

Attest:

/s/ Emily Washington

Emily Washington

Secretary